SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF

THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:

SPA ETF Trust

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

c/o Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Telephone Number (including area code):

212-878-8000

Name and Address of Agent for Service of Process:

Anthony Peter Drain

Mailing Address:

c/o Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES

/x/

NO

/ /

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York and State of New York on the 25th day of July, 2007.

SPA ETF TRUST

By:

/s/ Anthony Peter Drain

Anthony Peter Drain

Attest:

/s/ Campbell Gordon

Campbell Gordon

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